EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

February 19, 2002

Pinnacle Systems, Inc.
280 North Bernardo Avenue
Mountain View, California 94043

        RE: Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the SEC on or about February 19, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,005,636 shares of your Common Stock, no par value (the “Shares”), all of which are authorized and have been previously issued to the Selling Shareholders named therein in connection with the acquisition by PS Miro Holdings Inc. & Co. KG and Pinnacle Systems GmbH of certain assets of Fast Multimedia Holdings Inc. and Fast Multimedia AG (and the issuance of the Shares by Pinnacle Systems, Inc. in connection therewith) and the Asset Purchase and Transfer Agreement dated September 13, 2001 by and among Pinnacle Systems, Inc., PS Miro Holdings Inc. & Co. KG, Pinnacle Systems GmbH, Fast Multimedia Inc., Fast Multimedia AG and certain other parties. The Shares are to be offered by the Selling Shareholders for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation